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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): April 30, 2001

                              DEL WEBB CORPORATION
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)




            1-4785                                  86-0077724
   (Commission File Number)             (IRS Employer Identification No.)





         6001 North 24th Street
            Phoenix, Arizona                         85016
(Address of Principal Executive Offices)           (Zip Code)




Registrant's telephone number, including area code:
(602) 808-8088

                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         On April 30, 2001, Del Webb Corporation (the "Company") and Pulte Corporation ("Pulte") and Pulte Acquisition Corporation ("Acquisition") entered into a Plan and Agreement of Merger (the "Merger Agreement") under which Pulte will acquire all of the outstanding shares of the Company in a stock for stock transaction. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Acquisition will be merged with and into the Company, with the Company to be the surviving corporation of such Merger, and as a result of the Merger, the Company will become a wholly-owned subsidiary of Pulte.

         Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each outstanding share of Del Webb common stock, par value $0.001 per share will be converted into and become the right to receive the number of shares of common stock of Pulte, par value $0.01 per share ("Pulte Common Stock") determined as follows (the "Merger Consideration"): (i) if the average of the last sale price of a share of Pulte Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") consolidated tape for the fifteen NYSE trading days ending on, and including, the third NYSE trading day prior to the day of the meeting at which the stockholders of Del Webb vote upon the Merger (the "Market Value") is greater than or equal to $45.04, the Merger Consideration will be 0.866 shares of Pulte Common Stock for each share of Del Webb Common Stock.; (ii) if the Market Value of a share of Pulte Common Stock is equal to or greater than $39.00 but less than $45.04, the Merger Consideration for each share of Del Webb Common Stock will be the number of shares of Pulte Common Stock equal to $39.00 divided by the Market Value of each share of Pulte Common Stock; (iii) if the Market Value of a share of Pulte Common Stock is equal to or greater than $33.00 but less than $39.00, the Merger Consideration will be one share of Pulte Common Stock for each share of Del Webb Common Stock;
(iv) if the Market Value of a share of Pulte Common Stock is equal to or greater than $30.00 but less than $33.00, the Merger Consideration for each share of Del Webb Common Stock will be the number of shares of Pulte Common Stock equal to $33.00 divided by the Market Value of each share of Pulte Common Stock; and (v) if the Market Value of a share of Pulte Common Stock is less than $30.00, the Merger Consideration will be 1.1 shares of Pulte Common Stock for each share of Del Webb Common Stock, provided that if the Market Value of a share of Pulte Common Stock is less than $27.00, the Company will have the right to terminate the Merger Agreement.

         The Merger is subject to, among other things, approval by the stockholders of the Company of the Merger and by the shareholders of Pulte for the issuance of Pulte Common Stock in the Merger and related proposals. The Merger is also subject to receipt of applicable governmental approvals and the satisfaction of customary closing conditions.

         LeRoy C. Hanneman, the Company's President and Chief Executive Officer, will remain with the Company through the closing and then retire after 29 years of service to the Company.

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The Board of Directors of Pulte Corporation will be expanded to include three current members from the Company's Board of Directors

         William J. Pulte and affiliated trusts, which own approximately 26% of the outstanding Pulte Common Stock, have agreed, pursuant to a Voting Agreement, dated as of April 30, 2001, with the Company (the "Voting Agreement"), to vote in favor of the issuance of Pulte Common Stock and related proposals.

         The Merger Agreement and the Voting Agreement are incorporated by reference into this Item 5, and the foregoing description of such documents and the transactions contemplated thereby are qualified in their entirety by reference to such exhibits.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits:

         5.1 Plan and Agreement of Merger, dated as of April 30, 2001, by and among Del Webb Corporation, a Delaware corporation, Pulte Corporation, a Michigan corporation, and Pulte Acquisition Corporation, a Delaware corporation.

         9.1 Voting Agreement, dated as of April 30, 2001, by and among Del Webb Corporation, a Delaware corporation, William J. Pulte and other parties thereto.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 2, 2001
                        Del Webb Corporation


                        By: /s/ Robertson C. Jones
                           --------------------------------------------
                           Name:  Robertson C. Jones
                           Title:    Senior Vice President and General Counsel





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                                  EXHIBIT INDEX

Exhibit No.   Description

5.1 Plan and Agreement of Merger, dated as of April 30, 2001, by and among Del Webb Corporation, a Delaware corporation, Pulte Corporation, a Michigan corporation, and Pulte Acquisition Corporation, a Delaware corporation.

9.1 Voting Agreement, dated as of April 30, 2001, by and among Del Webb Corporation, a Delaware corporation, William J. Pulte and other parties thereto.












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